Exhibit 1.

JOINT FILING STATEMENT

The undersigned hereby agrees that this Statement on Schedule 13D with respect to the Common Shares of Vitality Biopharma, Inc., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this agreement as of this 1st day of November, 2018.

TOWER IV, LLC

By:	/s/ Joseph E. LoConti
Name:	Joseph E. LoConti
Its:	Manager